AGREEMENT AND PLAN OF REORGANIZATION


      AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement and Plan"), made as of this 28th day of April, 1999, by and between FRANKLIN FEDERAL TAX-FREE INCOME FUND ("Federal Fund"), a corporation incorporated under the laws of the State of California in 1982, with its principal place of business at 777 Mariners Island Boulevard, San Mateo, California 94404, and FRANKLIN MUNICIPAL SECURITIES TRUST (the "Trust"), a business trust created under the laws of the State of Delaware in 1992, with its principal place of business at 777 Mariners Island Boulevard, San Mateo, California 94404, on behalf of its series Franklin Hawaii Municipal Bond Fund, a series of shares of the Trust ("Municipal Fund").

                            PLAN OF REORGANIZATION

      The reorganization (hereinafter referred to as the "Plan of Reorganization") will consist of (i) the acquisition by Federal Fund of substantially all of the property, assets and goodwill of Municipal Fund in exchange solely for shares of common stock, no par value, of Federal Fund - Class A ("Federal Fund Shares"); (ii) the distribution of Federal Fund Shares to the shareholders of Municipal Fund according to their respective interests; and (iii) the subsequent dissolution of Municipal Fund as soon as practicable after the closing (as defined in Section 3, hereinafter called the "Closing"), all upon and subject to the terms and conditions of this Agreement and Plan hereinafter set forth.

                                  AGREEMENT

      In order to consummate the Plan of Reorganization and in consideration of the promises and of the covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:

1.    SALE AND TRANSFER OF ASSETS, LIQUIDATION AND DISSOLUTION OF MUNICIPAL
      FUND.

      (a) Subject to the terms and conditions of this Agreement and Plan, and in reliance on the representations and warranties of Federal Fund herein contained, and in consideration of the delivery by Federal Fund of the number of its Federal Fund Shares hereinafter provided, the Trust, on behalf of Municipal Fund, agrees that it will convey, transfer and deliver to Federal Fund at the Closing all of Municipal Fund's then existing assets, free and clear of all liens, encumbrances, and claims whatsoever (other than shareholders' rights of redemption), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary to (i) pay the costs and expenses of carrying out this Agreement and Plan (including, but not limited to, fees of counsel and accountants, and expenses of its liquidation and dissolution contemplated hereunder), which costs and expenses shall be established on Municipal Fund's books as liability reserves; (ii) discharge its unpaid liabilities on its books at the closing date (as defined in Section 3, hereinafter called the "Closing Date"), including, but not limited to, its income dividends and capital gains distributions, if any, payable for the period prior to, and through, the Closing Date; and (iii) pay such contingent liabilities as the Board of Trustees shall reasonably deem to exist against Municipal Fund, if any, at the Closing Date, for which contingent and other appropriate liabilities reserves shall be established on Municipal Fund's books (hereinafter "Net Assets"). Municipal Fund shall also retain any and all rights that it may have over and against any person that may have accrued up to and including the close of business on the Closing Date.

      (b) Subject to the terms and conditions of this Agreement and Plan, and in reliance on the representations and warranties of the Trust herein contained, and in consideration of such sale, conveyance, transfer, and delivery, Federal Fund agrees at the Closing to deliver to the Trust the number of Federal Fund Shares, determined by dividing the aggregate Net Assets of Municipal Fund on the Closing Date by the net asset value per share of Federal Fund Shares, as of 1:00 p.m. Pacific time on the Closing Date.
All such values shall be determined in the manner and as of the time set forth in Section 2 hereof.

      (c) Immediately following the Closing, Municipal Fund shall dissolve and distribute pro rata to its shareholders of record as of the close of business on the Closing Date Federal Fund Shares received by Municipal Fund pursuant to this Section 1. Such liquidation and distribution shall be accomplished by the establishment of accounts on the share records of Federal Fund of the type and in the amounts due such shareholders based on their respective holdings as of the close of business on the Closing Date. Fractional Federal Fund Shares shall be carried to the third decimal place. As promptly as practicable after the Closing, each holder of any outstanding certificate or certificates representing shares of beneficial interest of Municipal Fund shall be entitled to surrender the same to the transfer agent for the Federal Fund in exchange for the number of Federal Fund Shares into which the shares of the Municipal Fund theretofore represented by the certificate or certificates so surrendered shall have been converted. Certificates for Federal Fund Shares shall not be issued, unless specifically requested by the shareholders. Until so surrendered, each outstanding certificate which, prior to the Closing, represented shares of beneficial interest of the Municipal Fund shall be deemed for all the Federal Fund's purposes to evidence ownership of the number of Federal Fund's Shares into which the shares of beneficial interest of the Municipal Fund (which prior to the Closing were represented thereby) have been converted.

2.    VALUATION.

      (a) The value of Municipal Fund's Net Assets to be acquired by Federal Fund hereunder shall be computed as of 1:00 p.m. Pacific time on the Closing Date using the valuation procedures set forth in Municipal Fund's currently effective prospectus.

      (b) The net asset value of a share of common stock of Federal Fund shall be determined to the nearest full cent as of 1:00 p.m. Pacific time on the Closing Date using the valuation procedures set forth in Federal Fund's currently effective prospectus.

      (c) The net asset value of a share of beneficial interest of Municipal Fund shall be determined to the fourth decimal place as of 1:00 p.m. Pacific time on the Closing Date using the valuation procedures set forth in Municipal Fund's currently effective prospectus.

3.    CLOSING AND CLOSING DATE.

      The Closing Date shall be June 24, 1999, or such later date as the parties may mutually agree. The Closing shall take place at the principal office of Federal Fund at 2:00 p.m. Pacific time on the Closing Date. The Trust shall have provided for delivery, as of the Closing, of those Net Assets of Municipal Fund to be transferred to Federal Fund's Custodian, Bank of New York, Mutual Funds Division, 90 Washington Street, New York, New York 10286. Also, the Trust shall deliver at the Closing a list of names and addresses of the shareholders of record of Municipal Fund's shares and the number of shares of beneficial interest owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, all as of 1:00 p.m. Pacific time on the Closing Date, certified by its transfer agent or by its President to the best of its or his knowledge and belief. Federal Fund shall issue and deliver a certificate or certificates evidencing the shares of common stock of Federal Fund to be delivered to said transfer agent registered in such manner as the Trust may request, or provide evidence satisfactory to the Trust that such Federal Fund Shares have been registered in an account on the books of Federal Fund in such manner as the Trust may request.

4.    REPRESENTATIONS AND WARRANTIES BY THE TRUST.

      The Trust represents and warrants to Federal Fund that:

      (a) The Trust is a business trust created under the laws of the State of Delaware on June 15, 1992, and is validly existing and in good standing under the laws of that state. The Trust is duly registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, management investment company and all of Municipal Fund's shares sold were sold pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "1933 Act"), except for those shares sold pursuant to the private offering exemption for the purpose of raising the required initial capital.

      (b) The Trust is authorized to issue an unlimited number of shares of beneficial interest, $0.01 par value per share, each outstanding share of which is fully paid, non-assessable, fully transferable and has full voting rights and currently issues shares of five (5) series including Municipal Fund. The Trust is authorized to issue an unlimited number of shares of beneficial interest of each series.

      (c) The financial statements appearing in the Trust's Annual Report to Shareholders for the fiscal year ended May 31, 1998, audited by Coopers & Lybrand, L.L.P., copies of which have been delivered to Federal Fund, fairly present the financial position of Municipal Fund as of such date and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.

      (d) The books and records of Municipal Fund made available to Federal Fund and/or its counsel accurately summarize the accounting data represented and contain no material omissions with respect to the business and operations of Municipal Fund.

      (e) The Trust has the necessary power and authority to conduct Municipal Fund's business as such business is now being conducted.

      (f) The Trust is not a party to or obligated under any provision of the Trust's Agreement and Declaration of Trust or By-laws, or any contract or any other commitment or obligation, and is not subject to any order or decree that would be violated by the Trust's execution or performance under this Agreement and Plan.

      (g) The Trust has elected to treat the Municipal Fund as a regulated investment company ("RIC") for federal income tax purposes under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Municipal Fund has qualified as a RIC for each taxable year since its inception and will qualify as a RIC as of the Closing Date.

5.    REPRESENTATIONS AND WARRANTIES BY FEDERAL FUND.

      Federal Fund represents and warrants to the Trust, on behalf of Municipal Fund, that:

      (a) Federal Fund is a corporation incorporated under the laws of the State of California on January 7, 1982, and is validly existing and in good standing under the laws of that state. Federal Fund is duly registered under the 1940 Act as a diversified, open-end, management investment company and all its shares sold have been sold pursuant to an effective registration statement filed under the 1933 Act, except for those shares sold pursuant to the private offering exemption for the purpose of raising the required initial capital.

      (b) Federal Fund is authorized to issue ten billion (10,000,000,000) shares of common stock, no par value, all of which is allocated to the Franklin Federal Tax-Free Income Fund Series of which three billion (3,000,000,000) shares are further allocated to Class A of that series, and each outstanding share of which is fully paid, non-assessable, fully transferable, and has full voting rights. Federal Fund Shares to be issued pursuant to this Agreement and Plan will be fully paid, non-assessable, freely transferable and have full voting rights.

      (c) At the Closing, Federal Fund Shares will be eligible for offering to the public in those states of the United States and jurisdictions in which the shares of Municipal Fund are presently eligible for offering to the public, and there are a sufficient number of Federal Fund Shares registered under the 1933 Act to permit the transfers contemplated by this Agreement and Plan to be consummated.

      (d) The financial statements appearing in Federal Fund's Annual Report to Shareholders for the fiscal year ended April 30, 1998, audited by Coopers & Lybrand L.L.P., copies of which have been delivered to Municipal Fund, fairly present the financial position of Federal Fund as of such date and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.

      (e) Federal Fund has the necessary power and authority to conduct its business as such business is now being conducted.

      (f) Federal Fund is not a party to or obligated under any provision of its Articles of Incorporation or By-laws, or any contract or any other commitment or obligation, and is not subject to any order or decree, that would be violated by its execution of or performance under this Agreement and Plan.

      (g) Federal Fund has elected to be treated as a RIC for federal income tax purposes under Part I of Subchapter M of the Code, has qualified as a RIC for each taxable year since its inception, and will qualify as a RIC as of the Closing Date.

6.    REPRESENTATIONS AND WARRANTIES BY THE TRUST AND FEDERAL FUND.

      The Trust and Federal Fund each represents and warrants to the other that:

      (a) The statement of assets and liabilities to be furnished by it as of 1:00 p.m. Pacific time on the Closing Date for the purpose of determining the number of Federal Fund Shares to be issued pursuant to Section 1 of this Agreement and Plan will accurately reflect its Net Assets in the case of Municipal Fund and its net assets in the case of Federal Fund, and outstanding shares of common stock, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

      (b) At the Closing, it will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in "(a)" above, free and clear of all liens or encumbrances of any nature whatsoever, except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

      (c) Except as disclosed in its currently effective prospectus, there is no material suit, judicial action, or legal or administrative proceeding pending or threatened against it.

      (d) There are no known actual or proposed deficiency assessments with respect to any taxes payable by it.

      (e) The execution, delivery, and performance of this Agreement and Plan have been duly authorized by all necessary action of its Board of Trustees or Board of Directors, as applicable, and this Agreement and Plan constitutes a valid and binding obligation enforceable in accordance with its terms.

      (f) It anticipates that consummation of this Agreement and Plan will not cause it, in the case of Federal Fund, and Municipal Fund, in the case of the Trust, to fail to conform to the requirements of Subchapter M of the Code for federal income taxation as a RIC at the end of its fiscal year.

      (g) It has the necessary power and authority to conduct its business, in the case of Federal Fund, and Municipal Fund's business, in the case of Municipal Fund, as such business is now being conducted.

7.    COVENANTS OF THE TRUST AND FEDERAL FUND.

      (a) The Trust, on behalf of Municipal Fund, and Federal Fund each covenant to operate their respective businesses as presently conducted between the date hereof and the Closing.

      (b) The Trust undertakes that it will not acquire the Federal Fund Shares for the purpose of making distributions thereof to anyone other than Municipal Fund's shareholders.

      (c) The Trust undertakes that, if this Agreement and Plan is consummated, it will dissolve Municipal Fund and rescind the establishment of Municipal Fund as a series of the Trust.

      (d) The Trust and Federal Fund each agree that, by the Closing, all of their federal and other tax returns and reports required by law to be filed by the Trust, on behalf of Municipal Fund, or by Federal Fund on or before such date shall have been filed, and all federal and other taxes shown as due on said returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such taxes.

      (e) At the Closing, the Trust will provide Federal Fund with a copy of the shareholder ledger accounts of Municipal Fund, certified by its transfer agent or its President to the best of its or his knowledge and belief, for all the shareholders of record of Municipal Fund's shares as of 1:00 p.m. Pacific time on the Closing Date who are to become shareholders of Federal Fund as a result of the transfer of assets that is the subject of this Agreement and Plan.

      (f) The Trust agrees to mail to each shareholder of record entitled to vote at the meeting of Municipal Fund's shareholders at which action on this Agreement and Plan is to be considered, in sufficient time to comply with requirements as to notice thereof, a Joint Prospectus and Proxy Statement that complies in all material respects with the applicable provisions of Section 14(a) of the Securities Exchange Act of 1934, as amended, and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

      (g) Federal Fund will file with the U.S. Securities and Exchange Commission a registration statement on Form N-14 under the 1933 Act relating to the Federal Fund Shares issuable hereunder ("Registration Statement"), and will use its best efforts to provide that the Registration Statement becomes effective as promptly as practicable. At the time it becomes effective, the Registration Statement will (i) comply in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations promulgated thereunder; and (ii) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the time the Registration Statement becomes effective, at the time of Municipal Fund's shareholders' meeting, and at the Closing Date, the prospectus and statement of additional information included in the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

8.    CONDITIONS PRECEDENT TO BE FULFILLED BY THE TRUST AND FEDERAL FUND.

      The obligations of the Trust and Federal Fund to effectuate this Agreement and Plan shall be subject to the following respective conditions:

      (a) That: (i) all the representations and warranties of the other party contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date; (ii) the other party shall have performed all obligations required by this Agreement and Plan to be performed by it prior to the Closing; and (iii) the other party shall have delivered to such party a certificate signed by the President and by the Secretary or equivalent officer to the foregoing effect.

      (b) That each party shall have delivered to the other party a copy of the resolutions approving this Agreement and Plan adopted by its Board of Trustees or Board of Directors, as applicable, certified by its Secretary or equivalent officer.

      (c) That the U.S. Securities and Exchange Commission shall not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan of Reorganization under Section 25(c) of the 1940 Act. And, further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of either party or would prohibit the transactions contemplated hereby.

      (d) That this Agreement and Plan and the Plan of Reorganization contemplated hereby shall have been adopted and approved by the appropriate action of the shareholders of Municipal Fund at an annual or special meeting or any adjournment thereof.

      (e) That each party shall have declared a distribution or distributions prior to the Closing Date that, together with all previous distributions, shall have the effect of distributing to its shareholders (i) all of its net investment income and all of its net realized capital gains, if any, for the period from the close of its last fiscal year to 1:00 p.m. Pacific time on the Closing Date; and (ii) any undistributed net investment income and net realized capital gains from any period to the extent not otherwise declared for distribution.

      (f) That there shall be delivered to the Trust and Federal Fund an opinion from Messrs. Stradley, Ronon, Stevens & Young, LLP, counsel to the Trust and Federal Fund, to the effect that, provided the acquisition contemplated hereby is carried out in accordance with this Agreement and Plan and based upon certificates of the officers of the Trust and Federal Fund with regard to matters of fact:

            (1) The acquisition by Federal Fund of substantially all the assets of Municipal Fund as provided for herein in exchange for Federal Fund Shares will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and Municipal Fund and Federal Fund will each be a party to the respective reorganization within the meaning of Section 368(b) of the Code;

            (2) No gain or loss will be recognized by Municipal Fund upon the transfer of substantially all of its assets to Federal Fund in exchange solely for voting shares of Federal Fund (Sections 361(a) and 357(a)). No opinion, however, will be expressed as to whether any accrued market discount will be required to be recognized as ordinary income pursuant to Section 1276 of the Code;

            (3) No gain or loss will be recognized by Federal Fund upon the receipt of substantially all of the assets of Municipal Fund in exchange solely for voting shares of Federal Fund (Section 1032(a));

            (4) The basis of the assets of Municipal Fund received by Federal Fund will be the same as the basis of such assets to Municipal Fund immediately prior to the exchange (Section 362(b));

            (5) The holding period of the assets of Municipal Fund received by Federal Fund will include the period during which such assets were held by Municipal Fund (Section 1223(2));

            (6) No gain or loss will be recognized to the shareholders of Municipal Fund upon the exchange of their shares in Municipal Fund for voting shares of Federal Fund (Section 354(a));

            (7) The basis of the Federal Fund Shares received by Municipal Fund's shareholders shall be the same as the basis of the shares of Municipal Fund exchanged therefor (Section 358(a)(1));

            (8) The holding period of Federal Fund Shares received by Municipal Fund's shareholders (including fractional shares to which they may be entitled) will include the holding period of Municipal Fund's shares surrendered in exchange therefor, provided that Municipal Fund's shares were held as a capital asset on the date of the exchange (Section 1223(1)); and

            (9) Federal Fund will succeed to and take into account as of the date of the proposed transfer (as defined in Section 1.381(b)-1(b) of the Income Tax Regulations) the items of Municipal Fund described in Section 381(c) of the Code (as defined in Section 1.381(b)-1(b) of the Income Tax Regulations), subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code and the Income Tax Regulations thereunder.

      (g) That Federal Fund shall have received an opinion in form and substance satisfactory to it from Messrs. Stradley, Ronon, Stevens & Young, LLP, counsel to the Trust, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter affecting generally the enforcement of creditors' rights:

            (1) The Trust was created as a business trust under the laws of the State of Delaware on June 15, 1992, and is validly existing and in good standing under the laws of that state;

            (2) The Trust is authorized to issue an unlimited number of shares of beneficial interest of Municipal Fund, $0.01 par value per share. Assuming that the initial shares of beneficial interest were issued in accordance with the 1940 Act and the Agreement and Declaration and By-laws of the Trust, and that all other outstanding shares of Municipal Fund were sold, issued and paid for in accordance with the terms of Municipal Fund's prospectus in effect at the time of such sales, each such outstanding share is fully paid, non-assessable, fully transferable and has full voting rights;

            (3) The Trust is an open-end investment company of the management type registered as such under the 1940 Act;

            (4) Except as disclosed in Municipal Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against the Trust, the unfavorable outcome of which would materially and adversely affect the Trust or Municipal Fund;

            (5) All actions required to be taken by the Trust to authorize this Agreement and Plan and to effect the Plan of Reorganization contemplated hereby have been duly authorized by all necessary action on the part of the Trust; and

            (6) Neither the execution, delivery, nor performance of this Agreement and Trust by the Trust violates any provision of its Agreement and Declaration of Trust or By-laws, or the provisions of any agreement or other instrument known to such counsel to which the Trust is a party or by which Municipal Fund is otherwise bound; this Agreement and Plan is the legal, valid and binding obligation of the Trust and Municipal Fund and is enforceable against the Trust and/or Municipal Fund in accordance with its terms.

      In giving the opinions set forth above, this counsel may state that it is relying on certificates of the officers of the Trust with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of the Trust and Municipal Fund.

      (h) That the Trust shall have received an opinion in form and substance satisfactory to it from Messrs. Stradley, Ronon, Stevens & Young, LLP, counsel to Federal Fund, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws now or hereafter affecting generally the enforcement of creditors' rights:

            (1) Federal Fund was incorporated under the laws of the State of California on January 7, 1982, and is validly existing and in good standing under the laws of that state;

            (2) Federal Fund is authorized to issue ten billion (10,000,000,000) shares of common stock, no par value, all of which is allocated to the Franklin Federal Tax-Free Income Fund Series of which three billion (3,000,000,000) shares are further allocated to Class A of that series, and each outstanding share of which is fully paid, non-assessable, fully transferable, and has full voting rights. Assuming that the initial capital shares of Federal Fund were issued in accordance with the 1940 Act, and the Articles of Incorporation and By-laws of Federal Fund, and that all other outstanding shares of Federal Fund were sold, issued and paid for in accordance with the terms of Federal Fund's prospectus in effect at the time of such sales, each such outstanding share of Federal Fund is fully paid, non-assessable, freely transferable and has full voting rights;

            (3) Federal Fund is an open-end, diversified investment company of the management type registered as such under the 1940 Act;

            (4) Except as disclosed in Federal Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against Federal Fund, the unfavorable outcome of which would materially and adversely affect Federal Fund;

            (5) Federal Fund Shares to be issued pursuant to the terms of this Agreement and Plan have been duly authorized and, when issued and delivered as provided in this Agreement and Plan, will have been validly issued and fully paid and will be non-assessable by Federal Fund;

            (6) All corporate actions required to be taken by Federal Fund to authorize this Agreement and Plan and to effect the Plan of Reorganization contemplated hereby have been duly authorized by all necessary corporate action on the part of Federal Fund;

            (7) Neither the execution, delivery, nor performance of this Agreement and Plan by Federal Fund violates any provision of its Articles of Incorporation, its By-laws, or the provisions of any agreement or other instrument known to such counsel to which Federal Fund is a party or by which Federal Fund is otherwise bound; this Agreement and Plan is the legal, valid and binding obligation of Federal Fund and is enforceable against Federal Fund in accordance with its terms; and

            (8) The registration statement of which the prospectus, dated September 1, 1998, as amended January 1, 1999, of Federal Fund is a part (the "Prospectus") is, at the time of the signing of this Agreement and Plan, effective under the 1933 Act, and, to the best knowledge of such counsel, no stop order suspending the effectiveness of such registration statement has been issued, and no proceedings for such purpose have been instituted or are pending before or threatened by the U.S. Securities and Exchange Commission under the 1933 Act, and nothing has come to such counsel's attention that causes it to believe that, at the time the Prospectus became effective, or at the time of the signing of this Agreement and Plan, or at the Closing, such Prospectus (except for the financial statements and other financial and statistical data included therein, as to which counsel need not express an opinion), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and such counsel knows of no legal or government proceedings required to be described in the Prospectus, or of any contract or document of a character required to be described in the Prospectus that is not described as required.

      In giving the opinions set forth above, this counsel may state that it is relying on certificates of the officers of Federal Fund with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of Federal Fund.

      (i) That the Trust shall have received a certificate from the President and Secretary of Federal Fund to the effect that the statements contained in Federal Fund's Prospectus, at the time the Prospectus became effective, at the date of the signing of this Agreement and Plan, and at the Closing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      (j) That Federal Fund's Registration Statement with respect to the Federal Fund Shares to be delivered to the Municipal Fund's shareholders in accordance with this Agreement and Plan shall have become effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing Date or shall be in effect at Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

      (k) That the Federal Fund Shares to be delivered hereunder shall be eligible for sale by Federal Fund with each state commission or agency with which such eligibility is required in order to permit the Federal Fund Shares lawfully to be delivered to each Municipal Fund shareholder.

      (l) That, at the Closing, the Trust, on behalf of Municipal Fund, transfers to Federal Fund aggregate Net Assets of Municipal Fund comprising at least 90% in fair market value of the total net assets and 70% of the fair market value of the total gross assets recorded on the books of Municipal Fund on the Closing Date.

9.    BROKERAGE FEES AND EXPENSES.

      (a) The Trust and Federal Fund each represents and warrants to the other that there are no broker or finders' fees payable by it in connection with the transactions provided for herein.

      (b) The expenses of entering into and carrying out the provisions of this Agreement and Plan shall be borne one-quarter by Municipal Fund, one-quarter by Federal Fund, and one-half by Franklin Advisers, Inc.

10.   TERMINATION; POSTPONEMENT; WAIVER; ORDER.

      (a) Anything contained in this Agreement and Plan to the contrary notwithstanding, this Agreement and Plan may be terminated and the Plan of Reorganization abandoned at any time (whether before or after approval thereof by the shareholders of Municipal Fund) prior to the Closing or the Closing may be postponed as follows:

            (1)   by mutual consent of the Trust and Federal Fund;

            (2) by Federal Fund if any condition of its obligations set forth in Section 8 has not been fulfilled or waived; or

            (3) by the Trust, if any condition of its obligations set forth in Section 8 has not been fulfilled or waived.

      An election by the Trust, on behalf of Municipal Fund, or Federal Fund to terminate this Agreement and Plan and to abandon the Plan of Reorganization shall be exercised, respectively, by the Board of Trustees of the Trust or Board of Directors of Federal Fund.

      (b) If the transactions contemplated by this Agreement and Plan have not been consummated by December 31, 1999, the Agreement and Plan shall automatically terminate on that date, unless a later date is agreed to by both Federal Fund and the Trust.

      (c) In the event of termination of this Agreement and Plan pursuant to the provisions hereof, the same shall become void and have no further effect, and neither the Trust nor Federal Fund, nor their directors or trustees, officers, agents or shareholders shall have any liability in respect of this Agreement and Plan.

      (d) At any time prior to the Closing, any of the terms or conditions of this Agreement and Plan may be waived by the party who is entitled to the benefit thereof by action taken by that party's Board of Trustees or Board of Directors, as applicable, if, in the judgment of such Board, such action or waiver will not have a material adverse effect on the benefits intended under this Agreement and Plan to its shareholders, on behalf of whom such action is taken.

      (e) The respective representations and warranties contained in Sections 4 to 6 hereof shall expire with and be terminated by the Plan of Reorganization, and neither the Trust nor Federal Fund, nor any of their officers, trustees or directors, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing. This provision shall not protect any officer, trustee or director, agent or shareholder of the Trust or Federal Fund against any liability to the entity for which that officer, trustee or director, agent or shareholder so acts or to its shareholders to which that officer, trustee or director, agent or shareholder would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties in the conduct of such office.

      (f) If any order or orders of the U.S. Securities and Exchange Commission with respect to this Agreement and Plan shall be issued prior to the Closing and shall impose any terms or conditions that are determined by action of the Board of Trustees of the Trust or of the Board of Directors of the Federal Fund to be acceptable, such terms and conditions shall be binding as if a part of this Agreement and Plan without further vote or approval of the shareholders of Municipal Fund, unless such terms and conditions shall result in a change in the method of computing the number of Federal Fund Shares to be issued to Municipal Fund in which event, unless such terms and conditions shall have been included in the proxy solicitation material furnished to the shareholders of Municipal Fund prior to the meeting at which the transactions contemplated by this Agreement and Plan shall have been approved, this Agreement and Plan shall not be consummated and shall terminate unless Municipal Fund shall promptly call a special meeting of shareholders at which such conditions so imposed shall be submitted for approval.


11.   ENTIRE AGREEMENT AND AMENDMENTS.

      This Agreement and Plan embodies the entire agreement between the parties and there are no agreements, understandings, restrictions, or warranties between the parties other than those set forth herein or herein provided for. This Agreement and Plan may be amended only by mutual consent of the parties in writing. Neither this Agreement and Plan nor any interest herein may be assigned without the prior written consent of the other party.

12.   COUNTERPARTS.

      This Agreement and Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.

13.   NOTICES.

      Any notice, report, or demand required or permitted by any provision of this Agreement and Plan shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to Franklin Federal Tax-Free Income Fund at 777 Mariners Island Boulevard, P. O. Box 7777, San Mateo, CA 94403-7777, Attention: Secretary, or Franklin Municipal Securities Trust, at 777 Mariners Island Boulevard, P.O. Box 7777, San Mateo CA 94403-7777, Attention: Secretary, as the case may be.

14.   GOVERNING LAW.

      This Agreement shall be governed by and carried out in accordance with the laws of the State of Delaware.

      IN WITNESS WHEREOF, Franklin Federal Tax-Free Income Fund and Franklin Municipal Securities Trust, on behalf of Franklin Hawaii Municipal Bond Fund, have each caused this Agreement and Plan to be executed on its behalf by its duly authorized officers, all as of the date and year first-above written.

                                    FRANKLIN FEDERAL TAX-FREE
                                    INCOME FUND
Attest:

/s/Leiann Nuzum                     By:/s/Deborah R. Gatzek
Assistant Secretary                     Deborah R. Gatzek
                                        Vice President and Secretary

                                    FRANKLIN MUNICIPAL SECURITIES TRUST, ON
                                    BEHALF OF FRANKLIN HAWAII MUNICIPAL BOND
                                    FUND
Attest:


/s/Leiann Nuzum                     By:/s/Deborah R. Gatzek
Assistant Secretary                     Deborah R. Gatzek
                                        Vice President and Secretary